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                                                                   Exhibit 10.36

                                 LEASE AMENDMENT

Date of Amendment:  As of July 1, 1998

Date of Lease:      As of June 30, 1997

Landlord:           MMG Investments, LLC
                    c/o Southern Showcase Housing, Inc.
                    4604 Dundas Drive
                    Greensboro, NC  27407

Tenant:             Southern Showcase Housing, Inc.
                    4604 Dundas Drive
                    Greensboro, NC  27407

Premises:           That part of the building located 4604
                    Dundas Drive as indicated on the attached floor plan, comprising 5,220 SF of usable area and 6,152 SF of rentable area; plus all or part, at Tenant's option, of the remaining usable area and rentable area in the building, which total remaining area comprises an additional 5,777 SF of usable area and 6,808 SF of rentable area, which part, when identified by Tenant as provided in this Lease Amendment, will be shown on a marked floor plan to be incorporated into the Lease as an exhibit depicting the exact configuration of the Premises

RECITALS:
     Under the Lease, Tenant leased roughly the south half of the building (the "Existing Space"). Tenant now wants to reserve the remaining north half of the building (the "Reservation Space") and agrees to pay $4.00 per rentable sq. ft for the Reservation Space, plus full CAM Costs and RET attributable to the Reservation Space, until such time as Tenant takes occupancy of any part of the Reservation Space as Tenant wants to occupy (the "Expansion Space"). When Tenant takes occupancy of the Expansion Space, rent and other charges attributable to the Expansion Space will be adjusted to match the rent and other charges for the Existing Space then due under the Lease based upon the additional square footage in the Expansion Space.


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     In addition, when Tenant gets ready to expand into the Expansion Space,
Tenant either may request that Landlord do the work necessary to upfit the Expansion Space to the same level of fit and finish as in the Existing Space, or may do such work itself. If Tenant does such work itself, Tenant may deduct from the rent otherwise payable for the Expansion Space an amount which, on an after-tax basis, will allow Tenant to recover its costs to do the work, plus interest on the unpaid balance at 8% a year.

     Landlord and Tenant want to set forth their agreement in this Lease Amendment.

AGREEMENT:
     In consideration of the agreements in this Lease Amendment, Landlord and Tenant agree as follows:

1.   PREMISES and Expansion Work
     The Premises defined as set forth opposite the introductory heading, "Premises," in the Lease is amended by substituting the Premises set forth opposite the introductory heading, "Premises," above. All references to the Premises in the Lease, as amended, shall refer to the Premises as amended by this Lease Amendment.

     When Tenant wants to occupy the Expansion Space, Tenant shall notify Landlord of the exact configuration of the Expansion Space and whether Tenant wants to do the Expansion Work itself or whether Tenant wants Landlord to do the Expansion Work. The "Expansion Work" is all work to improve the Expansion Space in the same manner, and to the same level of fit and finish, as the Existing Space was improved before Tenant's occupancy, including partition walls with an appropriate finish, carpeting, ceiling lights and ceiling tiles, utility systems and fixtures, and other office fixtures.

     Whoever does the Expansion Work shall do it promptly and in a good and workmanlike manner. If Tenant does the Expansion Work, then Tenant may deduct from the rent otherwise due and payable that monthly amount, not to exceed the additional rent due for the Expansion Space, that will repay Tenant its reasonable costs for the Expansion Work, plus interest at 8% a year on the unrecovered balance, taking into account only the after-tax savings to Tenant from the rent reductions.

     For example, if the additional rent payable for the Expansion Space were $9,000 a month, and if state and Federal


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taxes combined amounted to 40% of Tenant's income, then Tenant's after-tax savings for a rent reduction in the full amount of $9,000/mo. would amount to $5,400. If Tenant's costs to do the Expansion Work were $110,000, and if interest over the rent deduction period were about $20,000, then Tenant could deduct the full $9,000/mo for 24 months ($5,400 X 24 = $129,600 = $110,000 +
$19,600)

2.   RENT

     Sections 4.1 and 4.2 of the Lease are deleted and replaced by the following:

     4.1.  General
           a.  Rent Commencement Date - Date of this Lease
               Amendment


Lease
Year    PSF Rent    Annual Rent    Monthly Rent
1       $ 15.00     $ 92,280.00    $ 7,690.00
2       $ 15.45     $ 95,048.40    $ 7,920.70
3       $ 15.91     $ 97,878.32    $ 8,156.53
4       $ 16.39     $100,831.28    $ 8,402.61
5       $ 16.88     $103,845.76    $ 8,653.81
6       $ 17.39     $106,983.28    $ 8,915.27
7       $ 17.91     $110,182.32    $ 9,181.86
8       $ 18.45     $113,504.40    $ 9,458.70
9       $ 19.00     $116,888.00    $ 9,740.67
10      $ 19.57     $120,394.64    $10,032.89

Commencing on the Rent Commencement Date and until the date of this Lease Amendment, Tenant shall pay Landlord rent in arrears, on the first day of each month, partial months prorated, in the following monthly rent amount (based on 6,152 rentable square feet and an annual rent increase of 3%):

           b.  Date of this Lease Amendment - Expansion Date

               Commencing on the date of this Lease Amendment and until an Expansion Date, Tenant shall pay Landlord rent in arrears, on the first day of each month, partial months prorated, in the following monthly rent amount (based on 6,152 rentable square feet at the PSF Rent below and an annual rent increase of 3%, plus 6,808 rentable square feet at $4.00 per sq. ft):


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

      PSF Rent  Annual       Annual
      on        Rent on      Rent on
Lease Existing  Existing     Expansion                Monthly
Year  Space     Space        Space       Total        Rent
1     $15.00    $ 92,280.00  $27,232.00  $119,512.00  $ 9,959.33
2     $15.45    $ 95,048.40  $27,232.00  $122,280.40  $10,190.03
3     $15.91    $ 97,878.32  $27,232.00  $125,110.32  $10,425.86
4     $16.39    $100,831.28  $27,232.00  $128,063.28  $10,671.94
5     $16.88    $103,845.76  $27,232.00  $131,077.76  $10,923.15
6     $17.39    $106,983.28  $27,232.00  $134,215.28  $11,184.61
7     $17.91    $110,182.32  $27,232.00  $137,414.32  $11,451.19
8     $18.45    $113,504.40  $27,232.00  $140,736.40  $11,728.03
9     $19.00    $116,888.00  $27,232.00  $144,120.00  $12,010.00
10    $19.57    $120,394.64  $27,232.00  $147,626.64  $12,302.22

           c.  After Expansion Date


                Annual
      PSF Rent  Rent on      PSF Rent    Annual
      on        Existing &   on Reser-   Rent on      Total
Lease Existing  Expansion    vation      Reservation  Annual       Monthly
Year  Space     Space        Space       Space        Rent         Rent
1     $15.00    $168,870.00  $4.00       $6,808.00    $175,678.00  $14,639.83
2     $15.45    $173,936.10  $4.00       $6,808.00    $180,744.10  $15,062.01
3     $15.91    $179,114.78  $4.00       $6,808.00    $185,922.78  $15,493.57
4     $16.39    $184,518.62  $4.00       $6,808.00    $191,326.62  $15,943.89
5     $16.88    $190,035.04  $4.00       $6,808.00    $196,843.04  $16,403.59
6     $17.39    $195,776.62  $4.00       $6,808.00    $202,584.62  $16,882.05
7     $17.91    $201,630.78  $4.00       $6,808.00    $208,438.78  $17,369.90
8     $18.45    $207,710.10  $4.00       $6,808.00    $214,518.10  $17,876.51
9     $19.00    $213,902.00  $4.00       $6,808.00    $220,710.00  $18,392.50
10    $19.57    $220,319.06  $4.00       $6,808.00    $227,127.06  $18,927.26

               On and after an Expansion Date, Tenant shall pay Landlord rent in arrears, on the first day of each month, partial months prorated, in an amount which pays to Landlord the same per square foot rent for the Expansion Space as is then due to the Landlord for the Existing Space. Tenant will continue to pay $4.00 PSF for any unfinished Reservation Space not included in the Expansion Space. For example, if the Expansion Space identified by Tenant comprises 75% of the Reservation Space, then Tenant shall pay the following monthly rent amount (based on 12,960 rentable square feet at the PSF Rent below and an annual rent increase of 3%):

     4.2. Rent Commencement Date; Expansion Date; Lease Year The Rent Commencement Date is October 1, 1997. The



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     Expansion Date is the date 30 days after the Expansion Work (see
     Paragraph. 1 above) has been substantially completed. A "Lease Year" is a 12-month period beginning on the Rent Commencement Date (or its anniversary) and ending on the day before the following anniversary date.

3.   MISCELLANEOUS

     3.1.  Effect of Amendment
     Except as amended by this Lease Amendment, the Lease continues in full force.

     3.2.  Recording
           Neither party may record this Lease Amendment. At either party's request, each party shall sign a recordable memorandum of lease containing the terms required by statute. Either party may record the memorandum, at the recording party's cost, including taxes, fees and other expenses connected with recording.

     3.3.  Defined Terms
           Words capitalized in this Lease Amendment but not defined in this Lease Amendment have the meaning given them in the Lease.

     In witness whereof, the parties have hereunto fixed or set their hands and seals, or if corporate, have caused this instrument to be signed in its corporate name by its duly authorized officers and its seal to be hereunto affixed by authority of its Board of Directors, as of the date first written above.

LANDLORD:                     TENANT:
MMG Investments, LLC          Southern Showcase Housing, Inc.

---------------------------   -------------------------------
M. Mark Cole, Manager                         President
                              ----------------

                              ATTEST:

                              -------------------------------
                                              Secretary
                              ---------------

                                (corporate seal)


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                              Approved as to business terms:
                              Champion Home Centers, Inc.
                              By:  Champion Enterprises, Inc.

                              -------------------------------
                              Joe Stegmayer, Chief Financial
                              Officer